Exhibit 99.1

June 19, 2020
Re: Tender offer by a third party for Pacific Oak Strategic Opportunity REIT II, Inc. shares
Dear Stockholder:
You may soon receive, or may already have received, correspondence from MacKenzie Capital Management, LP and/or its affiliates relating to a tender offer by certain of its affiliated companies (collectively, the “Bidder”) relating to a tender offer by the Bidder to purchase your shares (“Shares”) of Pacific Oak Strategic Opportunity REIT II, Inc. (the “REIT”). The Bidder has informed us that its offer price will be $2.50 per share (the “Offer Price”). We believe the Offer Price is substantially below the value of the Shares and recommend against selling your Shares at that price.
To decline the Bidder’s tender offer, simply ignore it. You do not need to respond to anything.
In arriving at our recommendation against selling your Shares to the Bidder, we considered the following:

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On December 17, 2019, our board of directors approved an estimated value per share (the “EVPS”) of the REIT’s common stock of $10.25 based on the estimated value of the REIT’s assets less the estimated value of the REIT’s liabilities, or net asset value, divided by the number of shares outstanding as of September 30, 2019, with the exception of the following adjustments: (i) the Company’s consolidated investments in real estate properties were valued as of October 31, 2019; (ii) an adjustment to reduce cash for the amount of capital expenditures incurred in October 2019; and (iii) an adjustment for disposition costs and fees incurred in connection with the disposition of 2200 Paseo Verde. For a full description of the methodologies and assumptions used to value the REIT’s assets and liabilities in connection with the calculation of the estimated value per share, see the REIT’s Current Report on Form 8-K filed on December 19, 2019, which can be found in the “Investor Information” section of the REIT’s website, http://www.pacificoakcmg.com/offering/reit-ii. The value of the REIT’s shares will fluctuate over time in response to developments related to individual assets in the REIT’s portfolio and the management of those assets and in response to the real estate and finance markets. As such, the most recent EVPS does not take into account developments in the REIT’s portfolio since December 17, 2019, including but not limited to the outbreak of coronavirus (COVID-19) in many countries, including the United States, which continues to adversely impact global economic activity and has contributed to significant volatility and negative pressure in financial markets. That said, our board of directors believes that the Offer Price is significantly below the value of your Shares even after considering the potential negative impacts to the EVPS as a result of the COVID-19 pandemic. Tendering stockholders whose shares are accepted for payment will lose the opportunity to participate in any potential future upside and future growth of the REIT with respect to such shares and will lose the right to receive any future distributions or dividends that we may declare and pay.

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In January 2019, we exhausted funds available for redemptions under our share redemption program (the “SRP”), other than those submitted in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence.” As a result, in 2019, we redeemed a total of 277,452 Shares in connection with ordinary redemption requests and 39,701 Shares in connection with requests submitted in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence.” In January 2020, we again exhausted funds available for redemptions under our SRP, other than other than those submitted in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence.” As of the January 2020 redemption date, we had outstanding and unfulfilled redemption requests representing 809,534 Shares. We have $0.5 million available to fund special redemptions during the remainder of 2020. We can provide no assurances as to whether our board of directors will make additional funds available for our share redemption program. However, we are evaluating possible strategic alternatives to provide additional liquidity to stockholders. In particular, please see our Current Report on Form 8-K filed with the SEC on January 29, 2020 regarding a potential merger of our company with

Pacific Oak Strategic Opportunity REIT, Inc., and available at our website http://www.pacificoakcmg.com/offering/reit-ii.

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We believe that the Bidder’s offer is meant to take advantage of the illiquidity of our Shares by buying your Shares at a price significantly below their fair value in order to make a significant profit.

Please be aware that the Bidder is in no way affiliated with the REIT, our external advisor, Pacific Oak Capital Advisors, LLC, or Pacific Oak Capital Markets Group, LLC.
We urge you to consult your financial advisor and exercise caution with respect to this and other mini-tender offers. Mini-tender offers are offers to purchase less than 5% of a company’s outstanding shares. The SEC has cautioned investors about offers of this nature. Additional information about mini-tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.
In order to avoid the costs of additional mailings, we may post our response to future mini-tender offers at http://www.pacificoakcmg.com/offering/reit-ii. If you have any questions related to the tender offer, please contact Pacific Oak Capital Markets Group, LLC at 1-866-722-6257.
We thank you for your investment in the REIT.
Sincerely,

Peter McMillan III
President and Chairman of the Board

Forward-Looking Statements
The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The REIT intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the REIT and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The REIT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The REIT makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management. The REIT can provide no assurances as to its ability to redeem shares under its share redemption program or repurchase shares pursuant to self-tender offers or the future values of the Shares. The REIT’s board of directors can amend, suspend or terminate the share redemption program at any time upon 10 business days’ notice. The valuation methodology for the REIT’s real estate properties assumes the properties realize the projected cash flows and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the valuation estimates used in calculating the estimated value per share are best estimates as of December 17, 2019, the REIT can give no assurance in this regard. These statements also depend on factors such as: future economic, competitive and market conditions; the REIT’s ability to maintain occupancy levels and rental rates at its real estate properties; the REIT’s ability to provide additional liquidity to stockholders; and other risks identified in Part I, Item IA of the REIT’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent periodic reports, as filed with the SEC. Actual events may cause the value and returns on the REIT’s investments to be less than that used for purposes of the REIT’s estimated value per share.